EXHIBIT 12

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

                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                           OF TEXACO ON A TOTAL ENTERPRISE BASIS (UNAUDITED)
                                             FOR THE SIX MONTHS ENDED JUNE 30, 1994 AND
                                         FOR EACH OF THE FIVE YEARS ENDED DECEMBER 31, 1993 (a)
                                         ------------------------------------------------------
                                                            (Millions of dollars)

                                                       For the Six                 Years Ended December 31,
                                                       Months Ended       ---------------------------------------------------
                                                      June 30, 1994       1993       1992       1991       1990       1989(b)
                                                      -------------       ----       ----       ----       ----       ----

Income from continuing operations,  before provision or
   benefit for income taxes and cumulative effect of
   accounting changes effective 1-1-92                       $  540     $1,392     $1,707     $1,744     $2,448     $2,888
Dividends from less than 50% owned companies
   more or (less) than equity in net income                      (6)        (8)        (9)         5         (7)      (12)
Minority interest in net income                                  18         17         18         16         12         2
Previously capitalized interest charged to
   income during the period                                      15         33         30         23         16         14
                                                             ------     ------     ------     ------     ------     ------
            Total earnings                                      567      1,434      1,746      1,788      2,469      2,892
                                                             ------     ------     ------     ------     ------     ------

Fixed charges:
   Items charged to income:
      Interest charges                                          291        546        551        644        676        798
      Interest factor attributable to operating
         lease rentals                                           42         91         94         76         58         40
      Preferred stock dividends of subsidiaries
         guaranteed by Texaco Inc.                               14          4          -          -          -          -
                                                             ------     ------     ------      ------     ------     ------
         Total items charged to income                          347        641        645        720        734        838
   Interest capitalized                                           9         57        109         80         50         54
   Interest on ESOP debt guaranteed by Texaco Inc.                6         14         18         26         38         42
                                                             ------     ------     ------      ------     ------     ------
         Total fixed charges                                    362        712        772        826        822        934
                                                             ------     ------     ------      ------     ------     ------

Earnings available for payment of fixed charges              $  914     $2,075     $2,391     $2,508     $3,203     $3,730
   (Total earnings + Total items charged to income)          ======     ======     ======     ======     ======     ======

Ratio of earnings to fixed charges of Texaco
   on a total enterprise basis                                 2.52       2.91       3.10       3.04       3.90       3.99
                                                             ======     ======     ======     ======     ======     ======

(a)  Excludes discontinued chemical operations.
(b)  Excluding the gains from the sale of Texaco Canada Inc. and the sale of a 20% stock interest in a subsidiary, as well as the 1989 restructuring charges, the ratio of earnings to fixed charges on a total enterprise basis approximated 2.14.
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